EXHIBIT 12

                           THOMAS & BETTS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                        Quarter
                         Ended                      For the Years Ended
                        March 30,   Dec 29,    Dec. 31,    Jan. 1,    Jan. 2,   Dec. 31,
                          1997       1996        1995       1995       1994      1992
Earnings from
 continuing
 operations before

 income taxes            $43,488   $ 90,878   $128,930    $40,194   $ 83,542   $ 62,738

Add:
 Interest and related
  debt charges
  included in expense     12,274     50,745     33,970     32,437     36,071     40,974

 Portion of rents
 representative of
 the interest factor       2,661     11,399     10,766      9,766      9,266      8,421

Deduct:
 Interest capitalized
  and undistributed
  earnings from less-
  than-50-percent-
  owned entities          (3,207)    (8,642)    (2,848)    (1,863)         -

Earnings
 as adjusted              $55,216  $144,380   $170,818    $80,534   $128,879   $112,133

Fixed charges:
 Interest and related
 debt charges
 included in expense       12,274    50,745     33,970     32,437     36,071     40,974

 Portion of rents
  representative of
  the interest factor       2,661    11,399     10,766      9,766      9,266      8,421

Total fixed charges       $14,935  $ 62,144   $ 44,736    $42,203   $ 45,337   $ 49,395

Ratio of earnings
 to fixed charges             3.7x      2.3x       3.8x       1.9x       2.8x       2.3x